Exhibit 2.1
FRAMEWORK AGREEMENT
between
GLOBAL BRANDS ACQUISITION CORP.
and
GERRITY INTERNATIONAL, LLC
Dated as of November 9, 2009

i

SCHEDULES

SCHEDULE A	List of Founder Stockholders
SCHEDULE B	List of Employees
SCHEDULE C	List of Co-Investment Agreements
SCHEDULE D	New Warrant Terms
SCHEDULE E	List of Officers and Directors

FRAMEWORK AGREEMENT
     FRAMEWORK AGREEMENT (this “Agreement”), dated as of November 9, 2009, between Global Brands Acquisition Corp., a Delaware corporation (the “Company”), and Gerrity International, LLC, a Delaware limited liability company (the “Gerrity Group”).
RECITALS
     WHEREAS, as of the date hereof, the Company has not engaged in either a “Business Combination” (as defined in and contemplated by the Company’s current amended and restated certificate of incorporation (“Current Certificate of Incorporation”)) or an “Initial Business Combination” (as defined in and contemplated by the Warrant Agreement (as defined)) but desires to continue its existence as a corporation that will convert into and qualify as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ending December 31, 2010, subject to the required stockholder approval described herein;
     WHEREAS, in connection with the continuance of the Company’s corporate existence, it is contemplated that (a) an initial amendment to the Current Certificate of Incorporation to extend the life of the Company beyond December 6, 2009, substantially in the form attached hereto as Exhibit A (the “Initial Charter Amendment”), will be adopted, filed and become effective in accordance with applicable Law (as defined) as soon as practicable following receipt by the Company of the necessary stockholder approval and (b) the Current Certificate of Incorporation, as amended by the Initial Charter Amendment, will then be further amended and restated to allow the Company to continue in perpetual existence as a REIT, in a form typical for REITs of this type and mutually agreed upon by the parties (the “Amended and Restated Certificate of Incorporation”) following consummation of the Warrant Exchange Offer (as defined) and receipt by the Company of the necessary stockholder approval;
     WHEREAS, concurrently with the execution of this Agreement, the Company and each of its officers, directors and stockholders set forth on Schedule A hereto (the “Founder Stockholders”) have entered into voting and support agreements, executed copies of which are attached hereto as Exhibit B (the “Voting and Support Agreements”), pursuant to which each of the Founder Stockholders have agreed to (a) surrender certain Shares (as defined) and Founder Warrants (as defined) at the Closing (as defined), (b) vote all of his or its Shares in favor of the proposals set forth by the Company at the Initial Stockholders Meeting (as defined) and all of his or its Shares, other than the Shares acquired prior to the Company’s IPO (as defined), in favor of the proposals set forth by the Company at the REIT Transition Stockholders Meeting (as defined) and (c) exchange his or her remaining Founder Warrants in the Warrant Exchange Offer for New Warrants and, in connection therewith, the Company shall instruct its warrant and transfer agent that the New Warrants received by the Founder Stockholders shall not be subject to the exercisability condition in the Founder Warrants and that all remaining Shares and New Warrants held by the Founder Stockholders shall be released from escrow 180 days after the Closing (as defined);
     WHEREAS, as an inducement to the Company to enter into this Agreement, the Company and the persons listed on Schedule B hereto (each an “Employee”) will, prior to the Closing, execute employment agreements (the “Employment Agreements”) typical for REITs of this type and having the terms set forth on Exhibit C (the “Employment Terms”); provided that the Employment Agreements shall not be effective until the Closing;
     WHEREAS, in connection with the continuation of the Company as a REIT, the co-investment agreements, dated as of November 15, 2007 between the Company and each of the certain Founder

Stockholders listed on Schedule C shall be terminated concurrently with the Closing pursuant to the form of termination letter attached hereto as Exhibit D (“Co-Investment Agreement Terminations”);
     WHEREAS, prior to the date hereof, the Company has entered into agreements with Citigroup Global Markets Inc. (“CGM”), Ladenburg Thalmann & Co. Inc. (“LT”) and I-Bankers Securities, Inc. (“IBS” and collectively with CGM and LT, the “IPO Underwriters ”) in form and substance mutually acceptable to the parties (the “Commission Agreements”) with respect to the reduction of certain commissions and fees payable to the IPO Underwriters; and
     WHEREAS, as soon as practicable after the Initial Stockholders Meeting, the Company will use its reasonable best efforts to cause an exchange (“Warrant Exchange”) of new warrants (“New Warrants”) for the Company’s outstanding Existing Warrants (as defined) under Section 3(a)(9) of the Securities Act (as defined), if available, or otherwise utilizing an applicable exemption from registration or an effective registration statement under the Securities Act (in any case, a “Warrant Exchange Offer”), which New Warrants shall have the terms set forth on Schedule D hereto (the “New Warrant Terms”).
     NOW THEREFORE, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings set forth below:
     “Affiliates” shall mean any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.
     “Agreement” has the meaning set forth in the Preamble.
     “Amended and Restated Certificate of Incorporation” has the meaning set forth in the Recitals
     “Amended and Restated Charter Proposal” has the meaning set forth in Section 5.2(c).
     “Ancillary Agreements” means the Voting and Support Agreements, the Employment Agreements, the Equity Incentive Plan, the Co-Investment Agreement Terminations, the Insider Letter Amendments, the Commission Agreements, the New Warrant Terms and the New Trust Agreement.
     “Balance Sheet” has the meaning set forth in Section 3.6.
     “Board” means the board of directors of the Company.
     “Business Combination” has the meaning set forth in the Current Certificate of Incorporation.
     “Business Day” means a day on which the banks are opened for business (Saturdays, Sundays, statutory and civic holidays excluded) in New York, New York, United States.
     “Charter” has the meaning set forth in Section 6.1(f).
     “Charter Documents” has the meaning set forth in Section 3.1(a).

     “Closing” has the meaning set forth in Section 2.1.
     “Closing Date” has the meaning set forth in Section 2.1.
     “CGM” has the meaning set forth in the Recitals.
     “Code” has the meaning set forth in the Recitals.
     “Co-Investment Agreement Terminations” has the meaning set forth in the Recitals.
     “Commission Agreements” has the meaning set forth in the Recitals.
     “Company” has the meaning set forth in the Preamble.
     “Company Benefit Arrangements” means the plans, programs, contracts, agreements and arrangements described in Section 3.13.
     “Company Contract” has the meaning set forth in Section 3.8.
     “Company Disclosure Schedule” has the meaning set forth in Article III.
     “Company Prospectus” has the meaning set forth in Section 5.12(b).
     “Company Recommendation” means the recommendation of the Board to the Company Stockholders to grant the Company Stockholder Approval for the Extension Proposal, the Trust Account Conversion Proposal, the Amended and Restated Charter Proposal and the Equity Incentive Plan Proposal.
     “Company Stockholder Approval” means (i) the affirmative vote of a majority of the outstanding Shares to approve the Extension Proposal at the Initial Stockholders Meeting, (ii) the affirmative vote of a majority of the outstanding Shares to approve the Trust Account Conversion Proposal at the Initial Stockholders Meeting, (iii) the affirmative vote of a majority of the outstanding Shares to approve the Amended and Restated Charter Proposal at the REIT Transition Stockholders Meeting, (iv)  the affirmative vote of a majority of the outstanding Shares entitled to vote thereon present in person or by proxy to approve the Equity Incentive Plan Proposal at the REIT Transition Stockholders Meeting and (v) any other approvals of the Company Stockholders necessary to approve any other Transaction Documents and the Transactions.
     “Company Stockholders” means the holders of Shares.
     “Company Stockholders Meetings” means the Initial Stockholders Meeting and the REIT Transition Stockholders Meeting.
     “Confidentiality Agreement” has the meaning set forth in Section 5.10.
     “Contract” has the meaning set forth in Section 3.4(b).
     “Conversion Consideration” has the meaning set forth in Section 2.5(b).
     “Conversion Price” has the meaning set forth in Section 2.5(b).
     “Converting Stockholders” has the meaning set forth in Section 2.5(b).

     “Costs” has the meaning set forth in Section 5.8(a).
     “Current Certificate of Incorporation” has the meaning set forth in the Recitals.
     “DGCL” means the Delaware General Corporation Law, as amended.
     “D&O Insurance” has the meaning set forth in Section 5.8(b).
     “Employee” has the meaning set forth in the Recitals.
     “Employment Agreements” has the meaning set forth in the Recitals.
     “Employment Terms” has the meaning set forth in the Recitals.
     “Equity Incentive Plan” has the meaning set forth in Section 5.18.
     “Equity Incentive Plan Proposal” has the meaning set forth in Section 5.2(c).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” of any Person means any other Person that, together with such Person, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
     “Exchange Act” has the meaning set forth in Section 3.4(a).
     “Existing Warrants” means the 28,750,000 “Public Warrants” (as defined in the Warrant Agreement) that are outstanding as of the date of this Agreement.
     “Expenses” means the out-of-pocket fees and expenses of a party hereto, including related to its advisors, counsel and accountants, incurred by such party or on its behalf in connection with the Transactions.
     “Extension Proposal” has the meaning set forth in Section 5.2(a).
     “Extension Proxy Statement” has the meaning set forth in Section 5.2(a).
     “Final Conversion Consideration” has the meaning set forth in Section 2.5(b).
     “Final Converting Stockholder” has the meaning set forth in Section 2.5(b).
     “Final Converting Shares” has the meaning set forth in Section 2.5(b).
     “Founder Stockholders” has the meaning set forth in the Recitals.
     “Founder Warrants” means the “Founders’ Warrants” and the “Sponsor Warrants” (in each case, as defined in the Warrant Agreement) that are outstanding as of the date of this Agreement.
     “GAAP” means United States generally accepted accounting principles, in effect from time to time.
     “Gerrity Group” has the meaning set forth in the Preamble.

     “Gerrity Group Indemnified Parties” has the meaning set forth in Section 5.8(f).
     “Governmental Authority” has the meaning set forth in Section 3.4(a).
     “IBS” has the meaning set forth in the Recitals.
     “Indemnified Parties” has the meaning set forth in Section 5.8(a).
     “Initial Charter Amendment” has the meaning set forth in the Recitals.
     “Initial Charter Amendment Filing” has the meaning set forth in Section 2.1.
     “Initial Conversion Consideration” has the meaning set forth in Section 2.5(a).
     “Initial Conversion Date” has the meaning set forth in Section 2.5(a).
     “Initial Conversion Price” has the meaning set forth in Section 2.5(a).
     “Initial Converting Shares” has the meaning set forth in Section 2.5(a).
     “Initial Converting Stockholder” has the meaning set forth in Section 2.5(a).
     “Initial Stockholders Meeting” has the meaning set forth in Section 5.3(a).
     “Insider Letter Amendments” has the meaning set forth in Section 5.19.
     “IPO” means the initial public offering of the Company, pursuant to the Company’s Registration Statement on Form S-1 (No. 333- 145684), declared effective on December 6, 2007.
     “IPO Shares” means the Shares issued in the IPO (excluding, for the avoidance of doubt, Shares issued to Founder Stockholders prior to the IPO).
     “IPO Underwriters” has the meaning set forth in the Recitals.
     “Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, as amended, modified, codified, reenacted, supplemented or superseded, in whole or in part, and in effect from time to time, in any case, unless expressly specified otherwise.
     “Liability” means any and all claims, debts, indebtedness, liabilities, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.
     “Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.
     “LT” has the meaning set forth in the Recitals.

     “Material Adverse Effect” means, with respect to any Person, an event, circumstance, change or effect that has had, or would reasonably be expected to have, (a) a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such Person and its subsidiaries, taken as a whole, other than any event, circumstance, change or effect resulting from (i) general economic, market or political conditions, (ii) matters generally affecting the industries or market sectors in which such Person operates, (iii) the announcement or expectation of the Transactions, (iv) changes in Law, (v) changes in GAAP, (vi) acts of war or terrorism, (vii) fluctuations in the share price of such Person’s common stock (but excluding, for the purposes of this clause (vii), the underlying circumstances, change or event giving rise to such fluctuations in the share of such Person’s common stock), except, in the case of the foregoing clauses (i), (ii), (iv), (v) and (vi) only, to the extent such changes do not have a materially disproportionate impact on such Person and its subsidiaries, taken as a whole, relative to other companies in the industries in which such Person and its subsidiaries conduct their business or (b) a material adverse effect on the ability of such Person to perform its obligations under this Agreement or any of the other Transaction Documents, or that would prevent or materially delay the consummation of the Transactions.
     “Minimum Warrant Exchange Participation” has the meaning set forth in Section 5.2(b).
     “New Trust Account” has the meaning set forth in Section 5.12(a).
     “New Trust Account Creation” has the meaning set forth in Section 2.1.
     “New Trust Agreement” has the meaning set forth in Section 5.12(a).
     “New Warrants” has the meaning set forth in the Recitals.
     “New Warrant Shares” has the meaning set forth in Section 5.2(b).
     “New Warrant Terms” has the meaning set forth in the Recitals.
     “NYSE” means the New York Stock Exchange.
     “NYSE Amex” means NYSE Amex Equities.
     “Offer Documents” has the meaning set forth in Section 5.2(b).
     “Permits” has the meaning set forth in Section 3.10.
     “Person” means any individual, sole proprietorship, firm, trade or business (whether incorporated or not), corporation (including any non-profit corporation and public benefit corporation), general or limited partnership, limited liability partnership, joint venture, limited liability company, estate, trust, association, organization, labor union, institution, entity or Governmental Authority, including any successor (by merger or otherwise) of such Person.
     “Proxy Statements” has the meaning set forth in Section 5.2(c).
     “Public Stockholders” means the holders of the IPO Shares.
     “Registration Statement” has the meaning set forth in Section 5.2(b).
     “REIT” has the meaning set forth in the Recitals.
     “REIT Transition Proxy Statement” has the meaning set forth in Section 5.2(c).

     “REIT Transition Stockholders Meeting” has the meaning set forth in Section 5.3(b).
     “Revenue Procedure” means Section 5.02 of Revenue Procedure 2006-45, 2006-2 C.B. 851.
     “SEC” means the Securities and Exchange Commission.
     “SEC Reports” has the meaning set forth in Section 3.5(a).
     “Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).
     “Shares” has the meaning set forth in Section 3.2.
     “Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority or any obligation to pay taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other Contractual obligation.
     “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
     “Termination Date” means December 6, 2009 as same may be extended by the Initial Charter Amendment.
     “Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Ancillary Agreements, the Proxy Statements, the Offer Documents, the Registration Statement, and each other agreement, document, certificate or other instrument executed, delivered or performed (or to be executed, delivered or performed) in connection with the Transactions.
     “Transactions” means the transactions contemplated by the Transaction Documents (including, for the avoidance of doubt, obtaining each of the Company Stockholder Approvals, the holding of the Company Stockholders Meetings, the Warrant Exchange Offer and the filing and dissemination of the Proxy Statements, the Offer Documents and the Registration Statement, as applicable).
     “Trust Account” means the trust account established by the Company in connection with the consummation of the IPO and into which the Company deposited a designated portion of the net proceeds from the IPO.
     “Trust Account Conversion Proposal” has the meaning set forth in Section 5.2(a).
     “Trust Agreement” means the Investment Management Trust Agreement dated December 6, 2007 between Continental Stock Transfer & Trust Company and the Company.
     “Voting and Support Agreements” has the meaning set forth in the Recitals.
     “Warrant Agreement” means the Warrant Agreement dated December 6, 2007 between Continental Stock Transfer & Trust Company and the Company.
     “Warrant Exchange” has the meaning set forth in the Recitals.

     “Warrant Exchange Offer” has the meaning set forth in the Recitals.
     Section 1.2.Interpretation.
          (a) When a reference is made in this Agreement to the Preamble, the Recitals, an Article or a Section, such reference shall be to the Preamble, the Recitals, an Article or a Section of this Agreement unless otherwise indicated.
          (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (c) The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
          (d) The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation.”
          (e) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (f) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.
          (g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
          (h) If any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day.
          (i) References to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (i) is intended to authorize or permit any assignment or transfer of rights, obligations or otherwise not permitted by this Agreement;
          (j) References to any Person in a particular capacity or capacities shall exclude such Person in any other capacity;
          (k) References to any gender shall include each other gender or no gender;
          (l) The use of “or” is intended to be disjunctive, but is not intended to be exclusive unless expressly indicated otherwise.
          (m) A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

          (n) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice”; provided, that in each instance the term “ordinary course of business” is used with reference to the Company, such term shall be interpreted in a manner consistent with the first sentence of Section 3.7(c).
ARTICLE II
CLOSING; CONVERTING SHARES
     Section 2.1. Closing. The Initial Charter Amendment shall be filed by the Company (the “Initial Charter Amendment Filing”) and the New Trust Account shall be established and funded as provided herein (“New Trust Account Creation”) as soon as practicable after Company Stockholder Approval for both the Extension Proposal and the Trust Account Conversion Proposal has been obtained at the Initial Stockholders Meeting. The closing of all of the other Transactions (the “Closing”) shall be held at the offices of Graubard Miller at 10:00 a.m. local time, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time or place as the Company and the Gerrity Group may mutually agree. The date of the Closing is referred to herein as the “Closing Date.”
     Section 2.2. Closing Deliveries by the Company. At or prior to the Closing, the Company will deliver or cause to be delivered to the Gerrity Group:
          (a) the documents contemplated by Article VI required to be executed or delivered by or on behalf of the Company in connection with the Closing; and
          (b) any other agreement, instrument, certificate or document as the Gerrity Group may reasonably request.
     Section 2.3. Closing Deliveries by the Gerrity Group. At or prior to Closing, the Gerrity Group will deliver or cause to be delivered to the Company:
          (a) the documents contemplated by Article VI required to be executed or delivered by or on behalf of the Gerrity Group in connection with the Closing; and
          (b) any other agreement, instrument, certificate or document as the Company may reasonably request.
     Section 2.4. Filing of the Initial Charter Amendment and the Amended and Restated Certificate of Incorporation.
          (a) As soon as practicable following receipt by the Company of Company Stockholder Approval for the Extension Proposal and the Trust Account Conversion Proposal, the Company shall effect the Initial Charter Amendment Filing with the Secretary of State of the State of Delaware such that same shall be full in force and effect until the actions taken pursuant to Section 2.4(b).
          (b) Assuming the Initial Charter Amendment Filing in accordance with Section 2.4(a), receipt by the Company of the necessary Company Stockholder Approval for the Amended and Restated Charter Proposal and the Equity Incentive Plan Proposal, and the satisfaction or waiver of all conditions to Closing, the Company shall file the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware such that same shall be in full force and effect on the Closing Date.
     Section 2.5. Converting Shares.
          (a) Each holder of IPO Shares that votes “for” the Trust Account Conversion Proposal (each, an “Initial Converting Stockholder”) may, contemporaneously with (or prior to) such vote, demand that the Company convert its IPO Shares (the “Initial Converting Shares”) into cash. To perfect such conversion, each Initial Converting Stockholder must deliver its certificate to Continental Stock Transfer & Trust Company, as trustee for the Trust Account, physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System at any time prior to the Initial Stockholders Meeting. If so demanded and properly perfected, and the Trust Account Conversion Proposal and the Extension Proposal are approved, the Company shall, on December 6, 2009 or as soon as practicable thereafter (“Initial Conversion Date”), convert such Initial Converting Shares into cash at a per share conversion price (the “Initial Conversion Price”), calculated as of two (2) Business Days prior to the Initial Conversion Date, equal to the quotient determined by dividing (A) the amount then held in the Trust Account by (B) the total number of IPO Shares then outstanding (the “Initial Conversion Consideration”). The Initial Converting Shares shall thereafter be cancelled. Notwithstanding anything to the contrary contained in this Agreement, if more than 8,650,000 Shares elect to be treated as Initial Converting Shares, the Company shall not consummate the Transactions contemplated hereby and will liquidate under the terms of its Current Certificate of Incorporation.
          (b) Each holder of IPO Shares that votes “against” the Amended and Restated Charter Proposal at the REIT Transition Stockholders Meeting (each, a “Final Converting Stockholder”, and, collectively with the Initial Converting Stockholders, the “Converting Stockholders”) may, contemporaneously with (or prior to) such vote, demand that the Company convert its IPO Shares (the “Final Converting Shares”) into cash. To perfect such conversion, each Final Converting Stockholder must deliver its certificate to Continental Stock Transfer & Trust Company, as trustee for the Trust Account, physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System at any time prior to the REIT Transition Stockholders Meeting. If so demanded and properly perfected and the Amended and Restated Charter Amendment and the Equity Incentive Plan Proposals are approved, the Company shall, on the Closing Date, or as soon as practicable thereafter, convert such Final Converting Shares into cash at a per share conversion price (the “Conversion Price”), calculated as of two (2) Business Days prior to the Closing, equal to the quotient determined by dividing (A) the amount then held in the New Trust Account by (B) the total number of IPO Shares then outstanding (the “Final Conversion Consideration” and, together with the Initial Conversion Consideration, the “Conversion Consideration”). The Final Converting Shares shall thereafter be cancelled.
     Section 2.6. No Further Ownership Rights in Conversion Shares. All Conversion Consideration delivered upon the surrender of certificates in accordance with the terms of Section 2.5 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such certificates. Until surrendered as contemplated by Section 2.5, each certificate representing Conversion Shares shall be deemed at any time after the Closing to represent only the right to receive upon surrender the Initial Conversion Consideration or the Final Conversion Consideration, as applicable. No interest will be paid or will accrue on the cash or any other amounts payable upon the surrender of any certificate.
     Section 2.7. Cancellation of Founder Stockholder Shares and Founder Warrants. Upon the Closing, those certain Shares and Founder Warrants that are beneficially owned by each Founder Stockholder that are to be surrendered pursuant to the terms of the Voting and Support Agreements, shall have been delivered to the Company and cancelled in accordance with such Voting and Supporting Agreements and no consideration shall have been delivered in exchange therefor.
     Section 2.8. Officers and Directors. Immediately following the Closing, the officers and directors of the Company shall be the persons listed on Schedule E hereto. The Company and the Gerrity Group shall take all actions necessary to effect the foregoing, including the Company causing all necessary resignations of currently existing officers and directors, effective as of the Closing.
     Section 2.9. Taxable Year. The Board shall change the fiscal year end of the Company from March 31 to December 31 for U.S. federal income tax purposes, effective December 31, 2010.
     Section 2.10. Reincorporation. In the event that the Gerrity Group reasonably determines that it would be in the best interests of the Company to be reincorporated in Maryland at the Closing, and the Company and the Gerrity Group reasonably determine that such reincorporation would not adversely affect or delay the consummation of the Transactions and such reincorporation shall not cause the Company to breach any of its representations or covenants or cause the failure of any closing condition hereunder (unless such breach or failure is waived by the Gerrity Group), including, but not limited to, the closing condition requiring that at least $200 million gross be delivered to the Company from the New Trust Account, the parties shall take or cause to be taken all actions reasonably necessary to effect such reincorporation, including without limitation preparing the necessary reincorporation proposal for the REIT Transition Proxy Statement and soliciting the requisite stockholder approval at the REIT Transition Stockholders Meeting.  In such event, all references in this Agreement to Company Stockholder Approval, and all other provisions which by their terms would require modification to account for such reincorporation, shall be deemed so modified.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Gerrity Group that, except as set forth in the disclosure schedule delivered by the Company to the Gerrity Group prior to the execution and delivery of this Agreement (it being agreed that any disclosure set forth on any particular section of the Company Disclosure Schedule shall be deemed disclosed in another section of the Company Disclosure Schedule if the relevance of such disclosure to such other section is reasonably apparent)(the “Company Disclosure Schedule”):
     Section 3.1. Organization; Qualification.
          (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted. True, correct and complete copies of the Current Certificate of Incorporation and bylaws of the Company (or other comparable governing instruments) (the “Charter Documents”), as amended and currently in effect, have been heretofore delivered to the Gerrity Group. The Company is not in violation of any of the provisions of any of its Charter Documents.
          (b) The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the assets or property owned, licensed, used, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 3.2. Capitalization. (a) The authorized capital stock of the Company consists of 90,000,000 shares of common stock (“Shares”) and 1,000,000 shares of preferred stock. At the close of business on the date of this Agreement, (i) 35,937,500 Shares were issued and outstanding, (ii) no shares of preferred stock were issued and outstanding and (iii) 40,937,500 common stock purchase warrants, each entitling the holder to purchase one Share per warrant were issued and outstanding. All outstanding shares of capital stock and warrants of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. Except as set forth above in this Section 3.2, there are no outstanding (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or (z) except for the Transactions, subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by the Company relating to the issuance, sale, repurchase or transfer of any securities of the Company or that give any Person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of the Company. Except with respect to the right of Converting Stockholders to be paid the Conversion Price, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities of the Company or to vote or to dispose of any shares of the capital stock of the Company.
          (b) Other than as provided in Section 3.16(a), the Company does not have any direct or indirect subsidiaries, any participations in joint ventures or any investments in any Person.
     Section 3.3. Authority; Approval.
          (a) The Company has all requisite power and authority to execute and deliver this Agreement and other Transaction Documents to which it is or shall become a party and to perform and consummate the Transactions, subject to the Company Stockholder Approvals and except as set forth on the Company Disclosure Schedule. The execution, delivery and performance of this Agreement and other Transaction Documents to which it is or shall become a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no corporate or other proceedings on the part of the Company are necessary to authorize this Agreement, the other Transaction Documents to which it is or shall become a party or to consummate the Transactions, other than (i) the Company Stockholder Approvals, and (ii) the filing of the Initial Charter Amendment and the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. Each of this Agreement and the other Transaction Documents to which the Company is or shall become a party has been or will be duly executed and delivered by the Company and, assuming due execution and delivery by the Gerrity Group or the other parties thereto, constitutes (or will when executed constitute) a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (b) The Board, by resolution duly adopted at a meeting duly called and held has unanimously (i) determined that the Transaction Documents and the Transactions are fair and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement, each of the other Transaction Documents to which the Company is a party, the Initial Charter Amendment and the Amended and Restated Certificate of Incorporation and declared the advisability of this Agreement and the other Transaction Documents, including the Transactions, (iii) directed that the Extension Proposal, the Trust Account Conversion Proposal, the Amended and Restated Charter Proposal and the Equity Incentive Plan be submitted to the Company Stockholders for consideration at the Company Stockholders

Meetings as provided herein, (iv) resolved to make the Company Recommendations and (v) directed the Company to commence and complete the Warrant Exchange Offer.
     Section 3.4. Consents and Approvals; No Violations.
          (a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or shall become a party and the consummation by the Company of the Transactions do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any foreign or domestic governmental authority of any nature, self-regulatory organization or securities exchange (including NYSE Amex), court or arbiter, agency, commission, official or regulatory or other authority (collectively, “Governmental Authority”) other than (i) compliance with any applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) as may be required to obtain the Company Stockholder Approvals pursuant to the Proxy Statements or to complete the Warrant Exchange Offer, (ii) compliance with any applicable requirements of the NYSE Amex, (iii) compliance with any state securities, takeover and “blue sky” laws, and (iv) the filing of the Initial Charter Amendment and the Amended and Restated Certificate of Incorporation as contemplated hereby.
          (b) Except as set forth on the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or shall become a party and the consummation by the Company of the Transactions do not and will not (i) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration, notice or loss of benefits or the creation or acceleration of any right or obligation under or result in the creation of any Lien upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, lease, license, permit, concession, franchise, purchase order, sales order contract, agreement or other instrument, understanding or obligation, whether written or oral (a “Contract”), to which the Company is a party or by which any of its properties or assets may be bound or (ii) violate any judgment, order, writ, preliminary or permanent injunction or decree or any statute, law, ordinance, rule or regulation of any Governmental Authority applicable to the Company or any of its properties or assets. Except as set forth on the Company Disclosure Schedule, the adoption and effectiveness of neither the Initial Charter Amendment nor the Amended and Restated Certificate of Incorporation will conflict with or result in any breach of any provision of the Current Certificate of Incorporation and the consummation by the Company of the other Transactions will not conflict with or result in any breach of any provision of the Initial Charter Amendment or the Amended and Restated Certificate of Incorporation (assuming adoption and implementation of same) or its other Charter Documents in effect as of the Closing.
     Section 3.5. SEC Reports; Financial Statements and Sarbanes-Oxley Act.
          (a) The Company has timely filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since its date of incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). The Company has made available heretofore to the Gerrity Group a true, correct and complete copy of each SEC Report. All SEC Reports were prepared in accordance and complied in all material respects with the requirements of the Securities Act or Exchange Act, as the case may be. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited financial statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of the Company as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.
          (b) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the SEC Reports is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its SEC Reports is accumulated and communicated to its management, including the Company’s principal executive and principal financial officers, or individuals performing similar functions, as appropriate to allow timely decisions regarding required disclosure. To the Company’s knowledge, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.
          (c) The Company has established and maintained a system of internal control over financial reporting. To the Company’s knowledge, such internal control over financial reporting has been designed by, or under the supervision of, the Company’s principal executive and principal financial officers and effected by the Board and the Company’s management and other personnel, and is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.
          (d) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
      Section 3.6. Absence of Undisclosed Liabilities. The Company has no Liabilities of any kind or character except for Liabilities (i) in the amounts set forth or reserved on the June 30, 2009 balance sheet or the notes thereto, as included in the Form 10-Q filed by the Company with the SEC on August 10, 2009 (the “Balance Sheet”), (ii) arising after June 30, 2009 in the ordinary course of business, (iii) incurred in connection with the Transactions, (iv) described on the Company Disclosure Schedule or (v) which are not, individually or in the aggregate, material.

     Section 3.7. Absence of Certain Changes or Events; Restrictions on Business Activities.
          (a) Since its date of incorporation, the Company has conducted its business only in the ordinary course in all material respects and there has not been a Material Adverse Effect on the Company.
          (b) Since June 30, 2009, except for the actions taken and agreements entered or to be entered in connection with the Transactions as contemplated hereby, the Company has not taken any action which, if taken after the date hereof and prior to the Closing without the prior written consent of the Gerrity Group, would violate Section 5.1 hereof.
          (c) Notwithstanding anything herein to the contrary, since the date of its incorporation, the Company has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company.
     Section 3.8. Contracts. Every material Contract to which the Company is a party or by which any of the Company’s assets may be bound, subjected or affected (other than a Transaction Document) has been filed as an exhibit to the SEC Reports (each, a “Company Contract”). Each Company Contract is valid, binding and enforceable against the Company and, to the knowledge of the Company, against each other party thereto in accordance with its terms, and is in full force and effect. Except as set forth on the Company Disclosure Schedule, the Company has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, any Company Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. To the knowledge of the Company, no other party to any Company Contract is in material default in respect thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a default. The Company has previously delivered (or will deliver promptly upon execution) to the Gerrity Group true, correct and complete copies of each of the Ancillary Agreements to be executed and delivered by the Company or any Affiliate thereof.
     Section 3.9. Litigation. There are no material suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened, of any nature, brought by or against any of the Company or, to the knowledge of the Company, any of its officers or directors involving or relating to the Company or the assets, properties or rights of the Company or the Transactions. There is no material judgment, decree, injunction, rule or order of any Governmental Authority of any nature outstanding or, to the knowledge of the Company, threatened against the Company.
     Section 3.10. Permits; Compliance with Applicable Law. The Company holds all material permits, licenses, authorizations, certificates, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of its business as presently conducted and to own its assets and properties (the “Permits”). The Company is in compliance in all material respects with the terms of each Permit. The business of the Company has not been and is not being conducted in material violation of any Law. No investigation or review by any Governmental Authority with respect to the Company is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct any such investigation or review, other than, in each case, where the outcome would not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 3.11. Tax Matters.
          (a) All U.S. federal and state income Tax Returns and all other material Tax Returns required to be filed with any taxing authority by, or with respect to the Company have been filed in accordance with all applicable law, and such Tax Returns are true, correct and complete in all material respects. The Company has timely paid all Taxes shown as due and payable on such Tax Returns or that are otherwise due. The Company has made provision for all material Taxes payable by it for which no Tax Return has yet been filed. The Balance Sheet reflects an adequate reserve for all material Taxes payable by the Company for all taxable periods and portions thereof through the date of such Balance Sheet, and since the date of such Balance Sheet, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
          (b) There is no action, suit, proceeding, audit or claim now pending or, to the knowledge of the Company, threatened against or with respect to the Company in respect of any Tax and no taxing authority has given written notice of the commencement of any audit, examination or deficiency action with respect to any such Taxes.
          (c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 162(m) or 280G of the Code.
          (d) There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, material Taxes of the Company due for any taxable period.
          (e) The Company has not received written notice of any claim, and, to the knowledge of the Company, no claim has ever been made, by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
          (f) The Company has not requested, nor is the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.
          (g) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company.
          (h) The Company has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, affiliated, combined or unitary Tax Returns. The Company does not have liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
          (i) The Company is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.
          (j) The Company (i) has not changed its annual accounting period for U.S. federal income tax purposes since its inception; (ii) does not hold an interest in a “pass-through entity” within the meaning of the Revenue Procedure (other than a pass-through entity that satisfies one or more of the conditions provided in Section 4.02(2) of the Revenue Procedure) or a controlled foreign corporation within the meaning of Section 957 of the Code; (iii) is not a foreign sales corporation or interest charge domestic international sales corporation, within the meaning of Section 4.02(3) of the Revenue Procedure, and is not a shareholder in any such entity; (iv) is not and has never elected to be treated as an S corporation within the meaning of Section 1361 of the Code; (v) is not a personal services corporation within the meaning of Section 441(i) of the Code; (vi) is not a controlled foreign corporation within the meaning of Section 957 of the Code; (vii) is not a tax-exempt organization within the meaning of Section 4.02(9) of the Revenue Procedure; (viii) does not have in effect an election under Section 936 of the Code; (ix) is not a cooperative association within the meaning of Section 1381(a) of the Code; and (x) shall be permitted to keep its books and records (including financial statements and reports to creditors) on the basis of a taxable year ending December 31.
          (k) As of the date hereof, the accumulated earnings and profits of the Company do not exceed $3,500,000.
          (l) The Company has not participated in a “listed transaction,” as defined in Treasury Regulation § 1.6011-4(b)(2).
          (m) The Company is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c) at any time since its inception.
     Section 3.12. Transactions with Affiliates. Except as set forth in the SEC Reports or as contemplated by the Transactions, there are no Contracts or transactions between the Company and any of its Affiliates, employees, officers or directors.
     Section 3.13. Employee Matters.
          (a) The Company does not and is not required to, and has not and has never been required to, maintain, sponsor, contribute to, or administer any pension, retirement, savings, money purchase, profit sharing, deferred compensation, medical, vision, dental, hospitalization, prescription drug and other health plan, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance plan, bonus, stock option, stock purchase, stock appreciation, phantom stock, incentive and special compensation plan or any other compensation or employee or fringe benefit plan, program or contract and does not have any liability of any kind with respect to any of the foregoing (under ERISA or otherwise). The Company does not have any contract, plan or commitment, whether or not legally binding, to create any of the foregoing other than as contemplated by this Agreement. The Company is not, and has never been, a party to any employment, separation, severance, change in control, retention or similar agreement or arrangement with any of its officers, employees, directors or consultants. Neither the Company nor any of its ERISA Affiliates has, during any time in the six-year period preceding the Closing Date, contributed to, sponsored, maintained, been required to contribute to, had liability with respect to or administered any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any other “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.
          (b) Neither the execution and delivery of this Agreement and the other Transaction Documents nor the consummation of the Transactions will, either alone or in combination with any other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company or (ii) result in the acceleration of the time of payment or vesting of any such benefits.
          (c) With respect to the Company Benefit Arrangements, no event has occurred and there exists no condition or set of circumstances in connection with which Company could be subject to any material liability under the terms of, or with respect to, such Company Benefit Arrangements, ERISA, the Code or any other applicable Law.
     Section 3.14. Required Votes of the Company’s Stockholders. Other than the Company Stockholder Approvals, no approval of the Company Stockholders is required in connection with the Transactions.
     Section 3.15. American Stock Exchange Quotation. The Shares and Existing Warrants are each quoted on the NYSE Amex. There is no action or proceeding pending or, to the Company’s knowledge, threatened against the Company by the NYSE Amex with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.
     Section 3.16. Trust Account.
          (a) As of November 6, 2009, the Company had not less than $286,800,000, including interest thereon, held in the Trust Account. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. The Company has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. There are no claims or proceedings pending with respect to the Trust Account.
          (b) As of the Closing, assuming adoption of the Initial Charter Amendment and the Amended and Restated Certificate of Incorporation, the obligations of the Company to dissolve or liquidate shall terminate, and as of the Closing, the Company shall have no obligation whatsoever to dissolve and liquidate the assets of the Company by reason of the consummation of the Transactions, and following the Closing, no Company Stockholder shall be entitled to receive any amount from the Trust Account or New Trust Account, except to the extent such Company Stockholder is a Converting Stockholder.
     Section 3.17. Brokers. Except as set forth on the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.
      Section 3.18. Disclosure. No representation or warranty contained in this Agreement or any other Transaction Document, and no statement contained in the Company Disclosure Schedule or in any certificate, list or other writing furnished by the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.
     Section 3.19. No Additional Representations. Except for the representations and warranties made by the Company in this Article III or pursuant to the certificate to be delivered pursuant to Section 6.3(d), neither the Company nor any other Person makes any representation or warranty with respect to the Company (or its business, operations, assets, liabilities, condition (financial or otherwise) or prospects).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE GERRITY GROUP
     The Gerrity Group represents and warrants to the Company as follows:
     Section 4.1. Organization. The Gerrity Group is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited liability company power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not be reasonably expected to prevent or materially delay the consummation of the Transactions.
     Section 4.2. Authority; Approval. The Gerrity Group has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or shall become a party and to perform and consummate the Transactions. The execution, delivery and performance of this Agreement, the other Transaction Documents to which it is or shall become a party and the consummation of the Transactions have been duly authorized by all necessary limited liability company or other action on the part of the Gerrity Group and no other proceedings on the part of the Gerrity Group are necessary to authorize this Agreement, the other Transaction Documents to which it is or shall become a party or to consummate the Transactions. No additional action by the Gerrity Group’s members is required to approve this Agreement, any of the other Transaction Documents or the Transactions. Each of this Agreement and the other Transaction Documents to which the Gerrity Group is or shall become a party has been or will be duly executed and delivered by the Gerrity Group and, assuming due execution and delivery by the Company, constitutes (or will when executed constitute) a valid and binding obligation of the Gerrity Group enforceable against the Gerrity Group in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     Section 4.3. Consents and Approvals; No Violations.
          (a) The execution, delivery and performance by the Gerrity Group of this Agreement and the other Transaction Documents to which it is or shall become a party and the consummation by the Gerrity Group of the Transactions do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) compliance with any applicable requirements of the Securities Act and Exchange Act, (ii) compliance with any applicable requirements of the NYSE Amex, (iii) compliance with any state securities, takeover and “blue sky” laws and (iv) the filing of the Initial Charter Amendment and the Amended and Restated Certificate of Incorporation as contemplated hereby.
          (b) The execution, delivery and performance by the Gerrity Group of this Agreement and the other Transaction Documents to which it is or shall become a party and the consummation by the Gerrity Group of the Transactions do not and will not (i) conflict with or result in any breach of any provision of the certificate of formation and operating agreement of the Gerrity Group, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Lien upon any of the properties or assets of the Gerrity Group under, any of the terms, conditions or provisions of any Contract to which the Gerrity Group is a party or by which any of its properties or assets may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree or any statute, law, ordinance, rule or regulation of any Governmental

Authority applicable to the Gerrity Group or any of its properties or assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults that would not reasonably be expected to prevent or materially delay the consummation of the Transactions.
     Section 4.4. Litigation. There are no material suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Gerrity Group, threatened, of any nature, brought by or against the Gerrity Group or, to the knowledge of the Gerrity Group, any of its officers, managers or directors involving or relating to the Gerrity Group or the assets, properties or rights of the Gerrity Group or the Transactions. There is no material judgment, decree, injunction, rule or order of any Governmental Authority of any nature outstanding or, to the knowledge of the Gerrity Group, threatened against the Gerrity Group.
     Section 4.5. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Gerrity Group.
     Section 4.6. Contracts. The Gerrity Group shall cause to be delivered to the Company promptly after execution thereof true, correct and complete copies of each of the Ancillary Agreements to be executed and delivered by the Gerrity Group or any Affiliate thereof.
     Section 4.7. No Additional Representations. Except for the representations and warranties made by the Gerrity Group in this Article IV or pursuant to the certificate to be delivered pursuant to Section 6.2(c), neither the Gerrity Group nor any other Person makes any representation or warranty with respect to the Gerrity Group (or its business, operations, assets, liabilities, condition (financial or otherwise) or prospects).
ARTICLE V
COVENANTS
     Section 5.1. Conduct of the Company. From the date hereof until the earlier to occur of the Closing or the termination of this Agreement pursuant to its terms, except as expressly permitted by the Transaction Documents, consented to in writing by the Gerrity Group (which consent shall not be unreasonably withheld), or required by applicable Law or the rules and regulations of the NYSE Amex, the Company (i) shall conduct its business in the ordinary course, (ii) shall use reasonable best efforts to (x) preserve intact its present business organization and relationships with third parties, (y) maintain in effect all of its Permits and (z) keep available the services of its present directors, officers and employees and (iii) shall not:
          (a) amend its certificate of incorporation or bylaws (whether by merger, consolidation or otherwise);
          (b) split, combine or reclassify any shares of capital stock or other equity securities of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock or other equity securities of the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock or other equity securities of the Company;
          (c) (x) issue, deliver or sell, or authorize the issuance, delivery or sale of, any capital stock, warrant or other equity securities of the Company (including rights, securities or other interests that may be converted into, exchangeable for or exercisable for any capital stock or other equity securities of the Company), or (y) amend any term of any capital stock or other equity securities of the Company (in each case, whether by merger, consolidation or otherwise);
          (d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, or businesses, other than in the ordinary course of business;
          (e) sell, lease or otherwise transfer, or create or incur any Lien on, any assets, securities, properties, or businesses of the Company, other than in the ordinary course of business;
          (f) make any loans, advances or capital contributions to, or investments in, any other Person;
          (g) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness;
          (h) enter into any hedging arrangements or any Business Combination;
          (i) enter into, amend or terminate any material Contract or enter into any agreement or arrangement that limits or otherwise restricts in any respect the Company, or any successor thereto or that could, after the Closing Date, limit or restrict in any respect the Gerrity Group or the Company, from engaging or competing in any line of business, in any location or with any Person or, except in the ordinary course of business, otherwise waive, release or assign any material rights, claims or benefits of the Company;
          (j) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company;
          (k) amend any existing Company Benefit Arrangement or, other than the Equity Incentive Plan, adopt or enter into any plan, program, contract, agreement or arrangement that, if adopted or entered into, would constitute a Company Benefit Arrangement;
          (l) change the Company’s methods of accounting, except as required by concurrent changes in Law or GAAP;
          (m) settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company, including any litigation, arbitration, proceeding or dispute that relates to the Transactions;
          (n) make or change any material Tax election, change any annual Tax accounting period (except as provided in Section 2.9), adopt or change any method of Tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or take any action (or fail to take any action) that could prevent the Company from qualifying as a REIT commencing with its short taxable year ending December 31, 2010;
          (o) take any action or omit to take any action that is reasonably likely to result in any of the conditions set forth in Article VI not being satisfied; or
          (p) agree, resolve or commit to do any of the foregoing.

     Section 5.2. Proxy Statements; Warrant Exchange Offer; Information Supplied.
          (a) As promptly as practicable following the date of this Agreement, the Company shall prepare a proxy statement (the “Extension Proxy Statement”), which shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder (including Regulation 14A thereunder) and all other applicable Laws in connection with the solicitation of proxies of holders of Shares in favor of (i) a proposal to provide for the approval of the Initial Charter Amendment in order to extend the Termination Date in the Current Certificate of Incorporation to a date reasonably determined by the Company and the Gerrity Group to be sufficient to permit the completion of the Transactions (the “Extension Proposal”) and (ii) a proposal to allow the Public Stockholders to elect to convert their IPO Shares into a pro rata portion of the funds held in the Trust Account if the Extension Proposal is approved (the “Trust Account Conversion Proposal”). The Extension Proxy Statement shall include all information that is required to be included in the Extension Proxy Statement. The Company will file the Extension Proxy Statement with the SEC and any other applicable Governmental Authority as promptly as practicable following the date hereof. The Company shall use its reasonable best efforts to have the Extension Proxy Statement cleared by the SEC and any other applicable Governmental Authority as promptly as practicable after such filing, and promptly after such clearance to cause the Extension Proxy Statement to be provided to the Company Stockholders in accordance with applicable Laws.
          (b) The Company shall use its reasonable best efforts (i) to commence the Warrant Exchange Offer as soon as permissible under applicable Laws after the approval of the Extension Proposal at the Initial Stockholders Company, (ii) to conduct the Warrant Exchange Offer in accordance with applicable Laws, (iii) to secure the agreement of holders of at least 95% of the Existing Warrants to participate in the Warrant Exchange Offer (the “Minimum Warrant Exchange Participation”) and (iv) to consummate the Warrant Exchange Offer at or immediately prior to the Closing. The New Warrants shall contain the New Warrant Terms. In connection with the Warrant Exchange Offer, the Company shall prepare offering documents, which shall comply with the requirements of applicable Laws (including the Securities Act, the Exchange Act and the rules promulgated thereunder), for the purpose of effecting and consummating the Warrant Exchange Offer (the “Offer Documents”). Such Offer Documents shall include, without limitation, (i) an Offer to Exchange document describing the material terms of the Warrant Exchange Offer, (ii) a Statement on Schedule TO with respect to the Warrant Exchange Offer, if required, (iii) if reasonably necessary to complete the Warrant Exchange Offer, a registration statement (the “Registration Statement”) on Form S-4 registering the Warrant Exchange Offer and (iv) all ancillary documents related to the Warrant Exchange Offer, including exhibits, press releases, letters of transmittal, notices and announcements. The Offer Documents shall include all information that is required to be included in the Offer Documents or that is customarily included in offer documents prepared in connection with transactions of the type contemplated by the Warrant Exchange Offer. If reasonably necessary to effect and consummate the Warrant Exchange Offer, the Company shall prepare the Registration Statement and file same with the SEC and any other applicable Governmental Authority as promptly as practicable following the date hereof. The Company shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable after such filing and remain effective thereafter until the completion of the Warrant Exchange Offer, and the Company shall take all actions reasonably required to satisfy the requirements of applicable Laws with respect to the Warrant Exchange Offer (including the Securities Act and the Exchange Act). The Company shall use its reasonable best efforts to cause the New Warrants and the Shares underlying such New Warrants (the “New Warrant Shares”) to be registered or qualified under all applicable “blue sky” Laws of each of the states and territories of the United States of America and to take any such other actions that may be reasonably necessary to enable the New Warrants and the New Warrant Shares to be issued in each such jurisdiction). The Company shall use its reasonable best efforts to cause the New Warrants and the New Warrant Shares to be approved for listing on the NYSE Amex, the NYSE, or

NASDAQ or such other listing as may be mutually agreed upon by the parties, subject only to official notice of issuance, as promptly as practicable after the date hereof and shall take all actions reasonably necessary to reserve and keep available out of its authorized capital stock an amount of shares of its common stock equal to the maximum number of New Warrant Shares that are then issuable or deliverable to the holders of New Warrants upon the exercise thereof. The Company shall cause all New Warrant Shares, when issued or delivered in accordance with the New Warrant Terms, to be validly issued, fully paid and non-assessable.
          (c) As promptly as practicable following the date hereof, the Company shall prepare a proxy statement (the “REIT Transition Proxy Statement” and, together with the Extension Proxy Statement, the “Proxy Statements”), which REIT Transition Proxy Statement shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder (including Regulation 14A thereunder) and all other applicable Laws, in order to solicit proxies from the Company Stockholders for the purpose of obtaining the Company Stockholder Approval of the Amended and Restated Certificate of Incorporation (the “Amended and Restated Charter Proposal”) and the Equity Incentive Plan (“Equity Incentive Plan Proposal”), at the REIT Transition Stockholders Meeting. The REIT Transition Proxy Statement shall include all information that is required to be included in the REIT Transition Proxy Statement or that is customarily included in proxy statements prepared in connection with Transactions contemplated hereby. The Company shall use its reasonable best efforts to file the REIT Transition Proxy Statement with the SEC and any other applicable Governmental Authority as promptly as practicable after the Extension Proxy Statement is cleared by the SEC or such earlier time as mutually agreed upon by the parties. The Company shall use its reasonable best efforts to have the REIT Transition Proxy Statement cleared by the SEC and any other applicable Governmental Authority as promptly as practicable after such filing, and shall, promptly after the Initial Charter Amendment Filing and securing agreements evidencing at least the Minimum Warrant Exchange Participation, cause the REIT Transition Proxy Statement to be provided to the Company Stockholders in accordance with applicable Laws.
          (d) As soon as practicable after the Initial Charter Amendment Filing, the Company shall adopt an amendment to the Warrant Agreement to be effective upon consummation of the Warrant Exchange Offer, in form and substance mutually and reasonably acceptable to the Company and the Gerrity Group, which (i) implements the New Warrant Terms, (ii) makes such other modifications to the Warrant Agreement as necessary to allow consummation of the Transactions as contemplated by this Agreement , including eliminating Section 6.1(g)(4) of the Warrant Agreement, (iii) allowing for future modifications and amendments to the Warrant Agreement by the vote of the holders of 50% or more of the New Warrants and (iv) implements such other provisions and changes as contemplated by the Warrant Exchange Offer.
          (e) The Company and the Gerrity Group each agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statements, the Registration Statement and the other Offer Documents or any amendment or supplement thereto, or in any other filings with the SEC, including Current Reports on Form 8-K, will (i) at the time same is filed with the SEC and/or mailed to the Company Stockholders or Warrantholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Statements, the Registration Statement and the Offer Documents to comply as to form in all material respects with the applicable provisions of the Securities Act and Exchange Act, as applicable.

     Section 5.3. Company Stockholders Meetings.
          (a) The Company will take, in accordance with applicable Laws and its Current Certificate of Incorporation and bylaws, all action necessary to promptly convene a meeting of holders of Shares to vote on the Extension Proposal and the Trust Account Conversion Proposal (the “Initial Stockholders Meeting”). The Extension Proxy Statement shall contain a Company Recommendation for each of the Extension Proposal and the Trust Account Conversion Proposal and the Board shall take all lawful action to solicit such approval. If on the date of Initial Stockholders Meeting, the Company has not received proxies representing a sufficient number of Shares to approve the Extension Proposal and the Trust Account Conversion Proposal, or if more than 8,650,000 Shares have elected to be treated as Initial Converting Shares, then the Company shall adjourn such meeting until such date or dates as shall be determined by the Board, and, subject to the terms and conditions of this Agreement and the Current Certificate of Incorporation, the Company shall continue to use its reasonable best efforts, together with its proxy solicitor, to solicit proxies from the Company Stockholders with a view towards obtaining such approval and decrease the number of Shares electing to be treated as Initial Converting Shares below 8,650,000; provided that if the Company has not received the requisite Company Stockholder Approval or reduced the number of Initial Converting Shares below 8,650,000 on or before 11:59 p.m. Eastern Time on December 6, 2009, the Company shall distribute the balance of the Trust Account in accordance with the Current Certificate of Incorporation.
          (b) If both the Extension Proposal and the Trust Account Conversion Proposal are approved by the holders of a sufficient number of Shares and the Company has secured agreements for at least the Minimum Warrant Exchange Participation, the Company will take, in accordance with applicable Laws and its Current Certificate of Incorporation (as amended by the Initial Charter Amendment) and bylaws, all action necessary to promptly convene a meeting of holders of Shares to vote on the Amended and Restated Charter Proposal and the Equity Incentive Plan Proposal (the “REIT Transition Stockholders Meeting”). The REIT Transition Proxy Statement shall contain a Company Recommendation for each of the Amended and Restated Charter Proposal and the Equity Incentive Plan Proposal and the Board shall take all lawful action to solicit such approval. If on the date of the REIT Transition Stockholders Meeting, the Company has not received proxies representing a sufficient number of Shares to approve the Amended and Restated Charter Proposal and the Equity Incentive Plan Proposal, then the Company shall adjourn such meeting until such date or dates as shall be determined by the Board, and subject to the terms and conditions of this Agreement and the Current Certificate of Incorporation (as amended by the Initial Charter Amendment), the Company shall continue to use its reasonable best efforts, together with its proxy solicitor, to solicit proxies from the Company Stockholders with a view towards obtaining such approval; provided that if the Company has not received the requisite approval of both the Amended and Restated Charter Proposal and the Equity Incentive Proposal on or before the Termination Date as extended by the Initial Charter Amendment, the Company shall distribute the balance of the New Trust Account in accordance with the Current Certificate of Incorporation (as amended by the Initial Charter Amendment).
     Section 5.4. Filings; Other Actions; Notification.
          (a) The Company and the Gerrity Group each shall, upon request by the other, furnish the other with all information concerning itself, its officers, directors, managers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statements, the Registration Statement, the other Offer Documents and any other statement, filing, notice or application made by or on behalf of the Gerrity Group or the Company to any third party and/or any Governmental Authority in connection with the Transactions. The Company shall use its reasonable best efforts to cause its representatives and advisors (including appropriate legal counsel, financial advisors and outside auditors) to timely provide all opinions, consents, reports and other similar documents that are reasonably necessary for the preparation, filing and clearance of the Proxy Statements, the Registration Statement and the other Offer Documents and the consummation of the Transactions. The Company shall use its reasonable best efforts to respond to any comments on the Proxy Statements, the Registration Statements and the other Offer Documents or requests for additional information from the SEC or any other relevant Governmental Authority as soon as practicable after receipt of any such comments or requests. The Company shall promptly (A) notify the Gerrity Group upon the receipt of any such comments or requests and (B) provide the Gerrity Group with copies of all correspondence relating to the Proxy Statements, the Registration Statement or the other Offer Documents between the Company and its representatives, on the one hand, and the SEC or any other relevant Governmental Authority, on the other hand. If at any time prior to a Company Stockholders Meeting (in the case of either of the Proxy Statements) or the completion of the Warrant Exchange Offer (in the case of the Registration Statement or other Offer Documents), any information relating to the Company, the Gerrity Group or any of their respective Affiliates, officers or directors, should be discovered by the Company or the Gerrity Group which should be set forth in an amendment or supplement to a Proxy Statement, the Registration Statement or any other Offer Document, so that such Proxy Statement, Registration Statement or other Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties. To the extent required by applicable Laws, the Company shall use its reasonable best efforts (i) to file an appropriate amendment or supplement describing such information with the SEC, (ii) to have such materials approved, cleared or declared effective by the SEC and any other relevant Governmental Authority as promptly as practicable after such filing and (iii) to have such materials disseminated to the relevant recipients thereof as promptly as practicable after such approval, clearance or effective time in accordance with applicable Laws. Notwithstanding anything to the contrary stated above, prior to responding to any comments or requests of the SEC or any other relevant Governmental Authority or the filing or mailing of the Proxy Statements, the Registration Statement or the other Offer Documents (or any amendment or supplement thereto), the Company (x) shall provide the Gerrity Group with a reasonable opportunity to review and comment on any drafts of such materials and related correspondence and filings and (y) shall include in such materials, correspondence and filings all comments reasonably proposed by the Gerrity Group or its counsel. To the extent the Gerrity Group or its counsel has previously reviewed, commented on or approved the form and contents of such materials, the Company shall not materially amend, supplement or modify such materials without the prior written consent of the Gerrity Group (which prior written consent shall not be unreasonably withheld).
          (b) Without limiting the generality of the foregoing, subject to applicable Law, the Company and the Gerrity Group each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of material notices or other material communications received by the Gerrity Group or the Company, as the case may be, from any third party and/or any Governmental Authority with respect to the Transactions. The Company and the Gerrity Group each shall give prompt notice to the other of any change that is reasonably likely to result in a Material Adverse Effect on the Company or the Gerrity Group or a material delay in any party’s ability to consummate the Transactions contemplated hereby, as applicable, or of any failure to the other party’s conditions to Closing set out in Article VI.
     Section 5.5. Cooperation with Solicitation. The Company shall use its reasonable best efforts to cooperate (and shall use its reasonable best efforts to cause its representatives to cooperate) with the efforts of the Gerrity Group and its representatives and advisors to solicit investors in connection with the Company Stockholders Meetings and the proposals to be submitted by the Company to the Company Stockholders.

     Section 5.6. Further Assurances. Subject to the terms and conditions hereof, each of the parties hereto shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Transactions contemplated hereby.
     Section 5.7. Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and except where a different standard is expressly applicable, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all consents, approvals or waivers from, and the making of all necessary registrations, declarations, and filings with, third parties and Governmental Authorities required to consummate the Transactions (including obtaining clearances from the Financial Industry Regulatory Authority); (iii) the defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the Transactions, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed; (iv) allowing the Company to qualify as a REIT commencing with its short taxable year ending December 31, 2010; and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the Transactions, and to fully carry out the purposes of this Agreement, including, without limitation, providing certificates as to factual matters in connection with legal opinions. Notwithstanding the foregoing, nothing set forth in this Section 5.7 nor the use of the phrase “commercially reasonable efforts” or “reasonable best efforts” hereunder shall be deemed to require either party hereto to (x) make any payments or concessions for the purposes of obtaining any consent, approval or waiver of a third party (excluding Governmental Authorities) for the purpose of consummating or making effective the Transactions or (y) waive any of its rights under any Transaction Document.
     Section 5.8. Indemnification; Directors’ and Officers’ Insurance.
          (a) For a period of six years after the Closing Date, except as otherwise required by applicable Law, each of the Gerrity Group and the Company shall cause the Amended and Restated Certificate of Incorporation to contain provisions providing that the Company will indemnify and hold harmless, in a manner no less or more favorable than as the Company is obligated to indemnify and hold harmless such Persons as of the date of this Agreement (and the Company shall also advance expenses as incurred in a manner no less or more favorable than as the Company is obligated to advance such expenses as of the date of this Agreement, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, settlements, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including the Transactions.
          (b) Prior to the Closing, the Company shall obtain “tail” insurance policies with a claims period of six years from and after the Closing from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing (including in connection with this Agreement or the Transactions or actions contemplated hereby); provided, however, that in no event shall the Company obtain any D&O Insurance that would require it to expend for such policies an annual premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be permitted to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
          (c) If the Company or its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations set forth in Section 5.8(a).
          (d) The provisions of Section 5.8(a) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.
          (e) The rights of the Indemnified Parties under Section 5.8(a) shall be in addition to any rights such Indemnified Parties may have under the Current Certificate of Incorporation or bylaws of the Company, or under any applicable Contracts or Laws.
          (f) From and after the date hereof, the Company shall, subject to Section 5.12(b), (i) indemnify and hold harmless the Gerrity Group, its officers, directors, members, managers, Affiliates, each Employee and, acting on behalf of any of the foregoing, their respective agents, advisors or representatives (collectively, the “Gerrity Group Indemnified Parties”) from and against any Costs incurred in connection with any threatened, pending or completed third-party action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of the activities engaged or conducted by such the Gerrity Group Indemnified Party in furtherance of the Transactions prior to the Closing, whether asserted or claimed prior to, at or after the Closing, except that arising as a result of any of the Gerrity Group Indemnified Parties’ gross negligence or willful misconduct and (ii) not modify, supplement, amend or waive any term or provision of its current directors’ and officers’ liability insurance policy in a manner that would have an adverse effect on the D&O Insurance coverage (including by removing any Employee as an additional named insured thereunder), in any case, without the prior written consent of the applicable Employee. The Company agrees that the Gerrity Group shall be entitled to enforce the terms of this Section 5.8(f) for the benefit of each Gerrity Group Indemnified Party or Employee, as the case may be, as though the Gerrity Group were the Gerrity Group Indemnified Party or the applicable Employee for the purposes of this Section, and each Gerrity Group Indemnified Party and Employee constitutes an intended and express third party beneficiary under this Section 5.8(f).
          (g) As soon as practicable after the date hereof, the Company shall use its reasonable best efforts to cause each Employee to be an additional named insured under the Company’s current D&O Insurance policy.
     Section 5.9. Certain Litigation. The Company shall give the Gerrity Group a reasonable opportunity to consult in the defense of any stockholder litigation against the Company and its directors relating to the Transactions. In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose any Transaction Document or the Transactions. The Gerrity Group and the Company shall cooperate to resist any such effort to restrain or prohibit or otherwise oppose the Transactions. Except with the prior written consent of the Gerrity Group (which consent shall not be unreasonably withheld), the Company shall not make any payment with respect to, or offer to settle or settle, any such litigation or opposition.

     Section 5.10. Confidentiality. Subject to Section 5.11 below, each of the parties hereto agrees that all information exchanged in connection with the Transactions (and not required to be filed with the SEC pursuant to applicable Law) shall be subject to the Non-Disclosure Agreement, dated as of November 5, 2009, between the Gerrity Group and the Company (the “Confidentiality Agreement”), which shall remain in full force and effect after the date hereof in accordance with its terms; provided, that the Company agrees and acknowledges that the Gerrity Group and its Affiliates (including the Employees) shall participate in the solicitation of the Company Stockholder Approvals and the Warrant Exchange Offer and that the participation thereby in such solicitations shall not be deemed a violation of this Section 5.10.
     Section 5.11. Public Disclosure. From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement pursuant to its terms, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to any Transaction Document or the Transaction, and no party shall issue or otherwise make any public announcement or communication pertaining to the Transactions without the prior consent of the Gerrity Group (in the case of the Company) or the Company (in the case of, the Gerrity Group), except as required by any Laws or by the rules and regulations of, or pursuant to any agreement with, the NYSE Amex, or to the extent such information was previously disclosed in a public announcement or communication permitted under this Section 5.11. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines that it is required by any Laws or by the rules and regulations of, or pursuant to any agreement with, the NYSE Amex, to make any Transaction Document or the terms of the Transactions public or otherwise issue a press release or make public disclosure with respect thereto, it shall, to the extent permitted by Law, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure and give the other party reasonable time to comment on such release or announcement in advance of such issuance. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors that are subject to confidentiality obligations.
     Section 5.12. Trust Account.
          (a) If Company Stockholder Approval for the Extension Proposal and Trust Account Conversion Proposal has been obtained and the Initial Charter Amendment Filing has occurred in accordance with Section 2.4(a), the Company shall cause the Trust Account to be disbursed on December 6, 2009 or as soon as practicable thereafter to pay Initial Converting Shareholders their Initial Conversion Consideration. The balance of the funds distributed from the Trust Account, less up to $1,000,000, which may be withdrawn and used by the Company to fund Expenses, shall be funded into a new trust account pursuant to a new trust agreement reflecting terms and provisions substantially similar to the Trust Agreement, which new trust agreement shall be subject to the reasonable approval of the Gerrity Group (such new account, the “New Trust Account” and, such agreement, the “New Trust Agreement”). Upon the Closing, the Company shall cause the New Trust Account to be disbursed to pay (i) Final Converting Shareholders their Final Conversion Consideration, (ii) the reasonable expenses of the Founder Stockholders incurred on behalf of the Company to effect the Transactions, not to exceed $500,000 without the prior written consent of the Gerrity Group, (iii) fees and commissions payable to the IPO Underwriters, advisors and consultants, (iv) reasonable fees and expenses of third parties (e.g., professionals, printers, D&O Insurance pursuant to Section 5.8, etc.) who have rendered and/or will render services to the Company in connection with its operations and efforts to effect the Transactions and (v) any tax liabilities of the Company incurred in the ordinary course of business.
          (b) The Gerrity Group acknowledges that it has read the Company’s final prospectus dated December 6, 2007 (the “Company Prospectus”) and understands that the Company has established the Trust Account (and will establish the New Trust Account) for the benefit of the Public Stockholders and that the Company may disburse monies from the Trust Account (and the New Trust Account) only (i) to the Public Stockholders in the event they elect to convert their shares for the applicable Conversion Price and/or in connection with the liquidation of the Company, (ii) to the Company after, or concurrently with, the consummation of the Transactions and (iii) to the Company in limited amounts for its working capital requirements and tax obligations. The Gerrity Group further acknowledges that, if the Transactions are not consummated by December 6, 2009 or, if the Initial Charter Amendment is filed in accordance with Section 2.4(a), the Company liquidation date as extended by the Initial Charter Amendment, the Company will be obligated to return to the Company Stockholders the amounts being held in the Trust Account or New Trust Account, as applicable. Accordingly, the Gerrity Group for itself and its subsidiaries, affiliated entities, directors, officers, managers, members, employees, stockholders, representatives, advisors and all other associates and affiliates, hereby waive all rights, title, interest or claim of any kind against the Company to collect from the Trust Account any monies that may be owed to them by the Company for any reason whatsoever, including but not limited to a breach of this Agreement by the Company or any negotiations, agreements or understandings with the Company (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of the Company.
     Section 5.13. Share Purchases. The parties agree and acknowledge that, as soon as practicable following the initial filing with the SEC of the Extension Proxy Statement and the Current Report on Form 8-K announcing this Agreement and the Transactions contemplated hereby, the Gerrity Group or Affiliates, officers, directors or other designees of the Gerrity Group will enter into a 10b(5)-1 plan to purchase at least $4 million of Shares in open market transactions. The parties further agree and acknowledge that, following the initial filing with the SEC of the Extension Proxy Statement and the Current Report on Form 8-K announcing this Agreement and the Transactions contemplated hereby, the Gerrity Group and Affiliates, officers, directors or other designees of the Gerrity Group and the Company may seek to make additional purchases, or enter into binding contracts to make additional purchases, of Shares or Existing Warrants either in the open market or in privately negotiated transactions. Any such additional purchases or contracts would be entered into and effected either (i) pursuant to a 10b(5)-1 plan, (ii) at a time when the Gerrity Group and such Affiliates, officers, directors or other designees are not aware of any material nonpublic information regarding the Company or its securities or (iii) pursuant to agreements between the buyer and seller of such Shares or Existing Warrants in a form that would not violate the insider trading rules.
     Section 5.14. Ancillary Agreements. The Company shall enforce and perform all of its rights and obligations under the Ancillary Agreements and shall not agree to amend, waive or modify such rights or such agreements without the prior written consent of the Gerrity Group.
     Section 5.15. REIT Matters.
          (a) The Company shall make a timely election to qualify as a REIT in connection with the filing of its U.S. federal income Tax Return for its taxable year ending December 31, 2010 if the Company has met the requirements for such an election.
          (b) The Company shall make a distribution to the Company Stockholders as required by Section 857(a)(2)(B) of the Code before the end of the first taxable year for which the Company qualifies to be taxed as a REIT.

     Section 5.16. Restrictions.
            (a) From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to its terms, except for the Transactions, the Gerrity Group shall not, and shall cause its Affiliates not to, (i) take any action to form, manage, or joint venture with any REIT or engage in any transaction substantially similar in structure or nature as the Transactions, whether or not through the acquisition of a special purpose acquisition company, an offering of securities or otherwise or (ii) enter into any discussions, negotiations or agreement with respect to any transaction described in clause (i). The Gerrity Group shall use commercially reasonable efforts to cause its officers, directors, managers, employees and, acting on behalf of any of the foregoing, their respective representatives, agents and advisors not to take any of the actions contemplated by the immediately preceding sentence.
            (b) From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to its terms, except for the Transactions, the Company shall not, and shall cause its Affiliates not to, (i) take any action that would constitute a Business Combination or engage in any transaction substantially similar in structure or nature as to the Transactions with any Person other than the Gerrity Group or (ii) enter into any discussions, negotiations or agreement with respect to any transaction described in clause (i). The Company shall use its commercially reasonable efforts to cause its officers, directors, managers, employees and, acting on behalf of any of the foregoing, their respective representatives, agents and advisors not to take any of the actions contemplated by the immediately preceding sentence.
     Section 5.17. Bylaws Amendments. At or prior to the Closing, the Company shall amend and restate its bylaws so that they are in form and substance typical for a REIT of this type and mutually agreed to by the Company and the Gerrity Group.
     Section 5.18. Equity Incentive Plan. As soon as practicable after the date hereof, the Company shall adopt, subject to Company Stockholder Approval for the Equity Incentive Plan Proposal, an equity incentive plan (the “Equity Incentive Plan”), in form and substance typical for REITs of this type and mutually agreed to by the Company and the Gerrity Group.
     Section 5.19. Insider Letter Amendment Agreements. As soon as practicable after the date hereof, the insider letters between the Company and each of the Founder Stockholders, dated as of November 20, 2007, shall be amended as necessary to accomplish or permit the Transactions and as otherwise contemplated by this Agreement, in form and substance reasonably acceptable to the Gerrity Group (the “Insider Letter Amendments”).
ARTICLE VI
CONDITIONS
     Section 6.1. Conditions to Each Party’s Obligations
     The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver of the following conditions:
          (a) Initial Stockholder Meeting Proposals Adoption. The Company Stockholder Approval for both the Extension Proposal and the Trust Account Conversion Proposal shall have been obtained and holders of no more than 8,650,000 Shares shall have validly elected to have such Shares treated as Initial Converting Shares in connection with the Initial Stockholders Meeting.

          (b) Warrant Exchange Offer. The Company shall have secured agreements for at least the Minimum Warrant Exchange Participation.
          (c) Approval of the REIT Transition Stockholder Meeting Proposals. The Company Stockholder Approval for each of the Amended and Restated Charter Proposal and the Equity Incentive Plan Proposal shall have been obtained.
          (d) Amended and Restated Certificate of Incorporation. The Company shall have received an opinion of Richards, Layton & Finger, P.A., that both the Initial Charter Amendment and the Amended and Restated Certificate of Incorporation are permissible under the DGCL and the Amended and Restated Certificate of Incorporation shall have been filed with the Secretary of State of Delaware and shall be in full force and effect.
          (e) No Legal Action. No suits, claims, actions, proceedings or investigations shall be pending or threatened that (i) challenge the validity or enforceability of this Agreement or any of the other Transaction Documents or the consummation of the Transactions, or (ii) would reasonably be expected to (A) limit or restrict in any respect the Gerrity Group or the Company from engaging or competing in any line of business or (B) result in a material Liability to the Company. No statute, rule, ruling, regulation, judgment, decision, order, injunction, writ or decree shall have been enacted, entered, ordered, promulgated, issued or enforced by any court or other Governmental Authority that is in effect and prohibits, enjoins or restricts the consummation of the Transactions.
          (f) Company Stockholders. As of the Closing Date, other than a Person who has been granted an exception from the ownership limits set forth in the Amended and Restated Certificate of Incorporation (the “Charter”) (based on representations and covenants from such Person reasonably acceptable to the Gerrity Group), there shall not be any Person for whom all of the following are known to be true: (i) such Person actually or constructively (for purposes of the REIT provisions of the Code) owns Shares in excess of the ownership limits set forth in the Charter; and (ii) after request, Delaware counsel was unable to advise the Gerrity Group that either the excess share provisions or the provision of the Charter allowing the Company to redeem Shares held by any Person to the extent that such Shares exceed the ownership limits set forth in the Charter are enforceable against such Person.
     Section 6.2. Conditions to the Obligations of the Company. The obligations of the Company to effect the Closing shall be subject to the satisfaction or waiver of the following conditions:
          (a) Representations Accurate. Each of the representations and warranties made by the Gerrity Group in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by the Gerrity Group in this Agreement, shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).
          (b) Performance. The Gerrity Group shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be performed or complied with by it at or before the Closing Date.
          (c) Officer’s Certificate. The Gerrity Group shall have delivered to the Company a certificate, dated the Closing Date and duly executed by the Chief Executive Officer of the Gerrity Group, in form and substance reasonably satisfactory to the Company, to the effect of (a) - (b) of this Section 6.2.

          (d) Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by each of the parties thereto other than the Company, shall be valid, binding and enforceable against each such other party in accordance with its terms and shall be in full force and effect (disregarding any breaches of any such Ancillary Agreement by the Company).
     Section 6.3. Conditions to the Obligations of the Gerrity Group. The obligations of the Gerrity Group to effect the Closing shall be subject to the satisfaction or waiver of the following conditions:
          (a) Representations Accurate. Each of the representations and warranties made by the Company in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by the Company in this Agreement shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).
          (b) Performance. The Company shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by any Transaction Document to be performed or complied with by it at or before the Closing Date.
          (c) Material Adverse Effect. Since the date of this Agreement there has not been a Material Adverse Effect on the Company.
          (d) Officer’s Certificate. The Company shall have delivered to the Gerrity Group a certificate, dated the Closing Date and duly executed by the Chief Executive Officer of the Company, in form and substance reasonably satisfactory to the Gerrity Group, to the effect of (a) - (c) of this Section 6.3.
          (e) Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by each of the parties thereto other than the Gerrity Group (and the Employees), shall be valid, binding and enforceable against each party thereto in accordance with its terms and shall be in full force and effect.
          (f) Available Cash. At the Closing, after giving effect to payment of the aggregate Conversion Price to all Converting Stockholders and amounts paid for all other share purchases as contemplated or permitted by this Agreement, but not giving effect to the payment of Expenses pursuant to Section 5.12(a), the New Trust Account shall contain not less than $200 million.
          (g) Founder Stockholders Securities. The surrender and cancellation of those certain Shares and Founder Warrants of the Founder Stockholders contemplated by the Voting and Support Agreements shall have been effected.
ARTICLE VII
TERMINATION
     Section 7.1. Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after the Company Stockholder Approval:
          (a) by mutual written consent of the Gerrity Group and the Company;

          (b) by either the Gerrity Group or the Company:
                    (i) if Company Stockholder Approval for either the Extension Proposal or the Trust Account Conversion Proposal has not been obtained on or prior to December 6, 2009 or more than 8,650,000 Shares have validly elected to be treated as Initial Converting Shares and the holders thereof seek conversion in connection with the Initial Stockholders Meeting;
                    (ii) if at least the Minimum Warrant Exchange Participation has not been secured by the Termination Date (as extended by the Initial Charter Amendment);
                    (iii) if Company Stockholder Approval for either the Amended and Restated Charter Proposal or the Equity Incentive Plan Proposal has not been obtained on or prior to the Termination Date (as extended by the Initial Charter Amendment);
                    (iv) if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree or ruling or other action shall have become final and nonappealable; or
                    (v) in the event (a) of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within twenty (20) Business Days following notification thereof by the terminating party or (b) the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible if the failure of such condition to be satisfied is not caused by a breach of this Agreement by the terminating party or its Affiliates.
          (c) Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under Section 7.1(b) shall not be available to any party (i) that is in material breach of its obligations hereunder or (ii) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of the Gerrity Group or the Company hereunder.
     Section 7.2. Effect of Termination. In the event of a termination of this Agreement by either the Company or the Gerrity Group as provided in Section 7.1, this Agreement shall forthwith become void except as specifically provided herein and, except as provided in this Section 7.2, Section 5.8(f), Section 5.10 (Confidentiality), Section 5.12 (Trust Account), Section 7.3 (Fees and Expenses) and Article VIII (Miscellaneous), each of which will survive termination and there shall be no liability or obligation on the part of any party hereunder; provided, however, that nothing contained in this Section 7.2 shall relieve any party from liability arising out of any knowing or willful breach of any of its representations, warranties, covenants or other undertakings set forth in this Agreement, which liability shall survive for the statute of limitations applicable to such claim.
     Section 7.3. Fees and Expenses. If the Transactions are not consummated for any reason, the Company and the Gerrity Group shall each bear its own Expenses; provided, however, that if the Closing occurs, the Company shall promptly (and in any event within five (5) Business Days) reimburse the Gerrity Group for its Expenses; and provided, further that, subject to Section 5.12(b), if the Closing has not occurred by reason of the Company’s willful breach of its representations, warranties or covenants, the Company promptly (and in any event within five (5) Business Days) shall reimburse the Gerrity Group for its Expenses (provided that the Gerrity Group has not willfully breached its own representations, warranties or covenants).

ARTICLE VIII
MISCELLANEOUS
     Section 8.1. Non-Survival of Representations and Warranties. Other than as described in Section 7.2, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 8.1 shall not limit any covenant or agreement which by its terms contemplates performance after the Closing.
     Section 8.2. Notices. All notices, requests and other communications under this Agreement must be in writing and delivered to the applicable party or parties in person or by delivery to the address or facsimile number specified below (or to such other address or facsimile number as the recipient previously shall have specified by notice to the other parties hereunder):
          If to the Company:
Global Brands Acquisition Corporation
11 West 42nd Street
21st Floor
New York, New York 10036
Attention: Chairman of the Board
Facsimile: (646) 354-4983
          With a copy (which shall not constitute notice) to:
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, NY 10174-1901
Attention: David Alan Miller, Esq.
Facsimile: (212) 818-8881
          If to the Gerrity Group:
Gerrity International, LLC
375 Greenwich Street
New York, NY 10013
Attention: William Gerrity
Facsimile: (888) 500-2914
          With a copy (which shall not constitute notice) to:
Procopio, Cory, Hargreaves & Savitch LLP
1917 Palomar Oaks Way
Suite 300
Carlsbad, CA 92008
Attention: Michael Changaris, Esq.
Facsimile: (619) 744-5452
and

Latham & Watkins LLP
12636 High Bluff Drive
Suite 400
San Diego, CA 92130-2071
Attention: Craig Garner, Esq.
Facsimile: (858) 523-5450
All notices and other communications sent to the applicable address or facsimile number specified above shall be deemed to have been delivered at the earlier of (i) the time of actual receipt by the addressee; (ii) if the notice is sent by facsimile transmission, the time indicated on the transmitting party’s receipt of confirmation of transmission if that time is during the addressee’s regular business hours on a Business Day, and otherwise at 9:00 a.m. on the next Business Day after such time; and (iii) if the notice is sent by a nationally recognized, reputable overnight courier service, the time shown on the confirmation of delivery provided by that service if that time is during the recipient’s regular business hours on a Business Day, and otherwise at 9:00 a.m. on the next Business Day after such time.
     Section 8.3. Entire Agreement. This Agreement and the other Transaction Documents supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and the other Transaction Documents and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement and the other Transaction Documents.
     Section 8.4. Waiver. Subject to applicable Law and except as otherwise provided in this Agreement, at any time prior to the Closing, any party may extend the time for performance of any obligation under this Agreement of any other party and any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party granting such extension or waiver. No extension or waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No delay in asserting or exercising a right under this Agreement shall be deemed a waiver of such right. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
     Section 8.5. Amendment. Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement; provided that no amendment shall be made that by Law or in accordance with the rules of NYSE Amex requires further approval by the Company Stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     Section 8.6. No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person except as provided in Section 5.8.
     Section 8.7. Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.
     Section 8.8. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY STATE COURT LOCATED IN THE STATE OF DELAWARE IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES AND AGREES NOT TO ASSERT ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 8.8 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF DELAWARE OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 8.2. Such service of process shall have the same effect as if the party being served were a resident in the State of Delaware and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.
     Section 8.9. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity to which the parties may be entitled. Except as otherwise provided herein, all remedies available under this Agreement, at law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any party of a particular remedy shall not preclude the exercise of any other remedy.
     Section 8.10. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties thereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such unenforceable provision.
     Section 8.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard for the conflicts of laws principles thereof.
     Section 8.12. Counterparts. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument.

     Section 8.13. Attorneys’ Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees and expenses, incurred in connection with such action, including any appeal of such action.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GLOBAL BRANDS ACQUISITION CORP.
By:	/s/ Joel J. Horowitz
	Name:	Joel J. Horowitz
	Title:	Chief Executive Officer

GERRITY INTERNATIONAL, LLC
By:	/s/ William W. Gerrity
	Name:	William W. Gerrity
	Title:	Chief Executive Officer and Chairman

SCHEDULE A
LIST OF FOUNDER STOCKHOLDERS

Name and Address of	Number	Stock	Number	Warrant
Initial Stockholder	of Shares	Certificate Number	of Warrants	Certificate Number
JLJ Partners, LLC c/o Joel J. Horowitz Global Brands Acquisition Corp. 11 West 42nd Street, 21st Floor New York, New York 10036	7,062,500	1	7,062,500	1

Arthur Bargonetti Global Brands Acquisition Corp. 11 West 42nd Street, 21st Floor New York, New York 10036	31,250	2	31,250	2

John R. Muse Global Brands Acquisition Corp. 11 West 42nd Street, 21st Floor New York, New York 10036	31,250	3	31,250	3

M. William Benedetto Global Brands Acquisition Corp. 11 West 42nd Street, 21st Floor New York, New York 10036	31,250	4	31,250	4

Mr. Stephen Reitman Global Brands Acquisition Corp. 11 West 42nd Street, 21st Floor New York, New York 10036	31,250	5	31,250	5

SCHEDULE B
LIST OF EMPLOYEES
William Gerrity
John Heywood
Matthew Ostrower

SCHEDULE C
LIST OF CO-INVESTMENT AGREEMENTS
Subscription Agreement, dated November 15, 2007, executed by JLJ Partners, LLC
Subscription Agreement, dated November 15, 2007, executed by Sportswear Holdings Limited

SCHEDULE D
NEW WARRANT TERMS
The New Warrants to be offered in the Warrant Exchange will have an exercise price of $12.00 per share and will expire five years from the consummation of the Closing, unless earlier redeemed if the per share price of the Company’s common stock is at least $18.75 for any 20 trading days within a 30-trading day period. The Founder Warrants and the warrants purchased by certain of the Founder Stockholders simultaneously with the consummation of the IPO will be exchanged for New Warrants with the same terms as described above but such New Warrants will not be redeemable by the Company unless the stock price is at least $22.00 for any 20 trading days within a 30-trading day period. Notwithstanding any other provision of the New Warrants, no holder will be entitled to exercise such New Warrants to the extent that receipt of the Company’s common stock upon such exercise would cause such holder (or any other person) to exceed the ownership limits contained in the Company’s Amended and Restated Certificate of Incorporation.

SCHEDULE E
LIST OF OFFICERS AND DIRECTORS
Officers
William Gerrity, President, Chief Executive Officer
John Heywood, Chief Operating Officer
Matthew Ostrower, Chief Investment Officer
Directors
William Hosler, Director, CapitalSource; former CFO of Catellus Development Corp.
Richard Green, Director, Lusk Center, University of Southern California Center for Real Estate
Michael E. Foster, Principal, Worldwide Realty Solutions
Matthew Ostrower
William Gerrity
Joel Horowitz, Director, Tommy Hilfiger Sarl
John Muse, Chairman, HM Capital Partners, LLC

COMPANY DISCLOSURE SCHEDULE
     The section numbers in these Schedules correspond to the section numbers in the above referenced Framework Agreement. Any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Framework Agreement if such fact or combination of facts has been disclosed in sufficient detail and is reasonably apparent to put a reasonable person on notice of the relevance of the facts or circumstances so disclosed. All capitalized terms not otherwise defined in these Schedules shall have the meaning ascribed to them in the Framework Agreement.
     These Schedules and the information and disclosures contained in these Schedules are intended only to respond to, qualify or limit the representations, warranties and covenants of the respective parties and shall not be deemed to expand in any way the scope or effect of any such representation, warranty or covenant. The inclusion of any item in any section of the Schedules (i) does not represent a determination by the respective parties that such item is “material” or has, or would reasonably be expected to have, a Material Adverse Effect, (ii) does not represent a determination by the respective parties that such item did not arise in the ordinary course of business and (iii) does not constitute an admission to any third party of any liability or obligation to any third party.

Section 3.3 – Authority Approval
     The execution of the Framework Agreement and the Transactions contemplated thereby will violate the Company’s Current Certificate of Incorporation, the underwriting agreement executed by the Company with the underwriters in connection with the IPO (the “Existing Underwriting Agreement”), the Trust Agreement, the Warrant Agreement, the escrow agreement executed by the Company, the Founder Stockholders and the Company’s transfer agent in connection with the IPO, the insider letters that each of the Founder Stockholders executed in connection with the IPO and the co-investment agreements listed on Schedule C to the Framework Agreement. However, the Company has obtained (or will obtain prior to the Closing) amendments or waivers, in form and substance reasonably acceptable to the Gerrity Group, to such documents such that, if the Company Stockholder Approval is obtained, there will no longer be any such violations.
Section 3.4 – Consent and Approvals; No Violations
     See Section 3.3 above.
Section 3.6 — Absence of Undisclosed Liabilities
     As of the date of the Framework Agreement, the Company has no indebtedness for borrowed money. After the date of the Framework Agreement through Closing of the Transactions, the Company may, from time to time, borrow money from its directors or executive officers at 0% interest in order to timely pay payables incurred in connection with the operation of the Company through the Closing Date.
     Under the terms of the Existing Underwriting Agreement, the Company would be required to pay the underwriters approximately $14.4 million of deferred underwriting discounts and commissions upon consummation of an “initial business combination” (as defined therein). The Company has entered into the Commission Agreements, pursuant to which such underwriting discounts and commissions have been reduced to an aggregate of no less than $3.25 million (assuming minimum of $200 million gross in the New Trust Account at Closing) payable upon consummation of the Transactions contemplated by the Framework Agreement. The Company has provided true copies of the fully executed Commission Agreement to the Gerrity Group.
     The Company has also entered into an advisor agreement with an investment bank pursuant to which the Company will pay the investment bank no less than $3 million (assuming minimum of $200 million gross in the New Trust Account at Closing) plus certain other fees payable over time after Closing. The Company has provided a true copy of the executed advisor agreement to the Gerrity Group.
Section 3.8 — Contracts
     See Section 3.3 above.
Section 3.17 — Brokers
     The Company has a consulting agreement with a third party consultant, pursuant to which he is paid a monthly fee of $50,000 (for a maximum of three months) and will be paid an additional $500,000 upon consummation of the Transactions contemplated by the Framework Agreement. The Company also is a party to the Existing Underwriting Agreement which requires the Company to make certain payments to the underwriters of the IPO upon consummation of the Transactions.
     Pursuant to Section 5.13, the parties to the Framework Agreement, including the Company, and their respective Affiliates may engage in certain actions and transactions with respect to the Company’s securities, including those intended to secure approval of the Company stockholders of the Transactions proposed by the Framework Agreement. Such activities may include the engagement of brokers, finders, aggregators and similar persons to the extent reasonably acceptable to the Gerrity Group. As of the date of the Framework Agreement, the Company has not engaged any such person.
     See Section 3.6 above.